EXHIBIT 10.1

Membership Interest Exchange Agreement

by and among

Sollensys Corp.;

Abstract Media, LLC;

The Members of Abstract Media, LLC;

And

Andrew Baker as the Members’ Representative.

i

ii

Exhibits

Exhibit A	Abstract Media Members’ Membership Interests, Membership Percentage
Exhibit B	Form of Assignment of Membership Interests
Exhibit C	Form of Debt Repayment Agreement
Exhibit D	Andrew Baker Employment Agreement
Exhibit E	Independent Contractor Agreement
Exhibit F	Amended and Restated Limited Liability Company Operating Agreement

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Membership Interest Exchange Agreement

Dated as of October 15, 2021

This Membership Interest Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) Sollensys Corp., a Nevada corporation (the “Company”); (ii) Abstract Media, LLC, a Texas limited liability company (“Abstract Media”), (iii) each of the members of Abstract Media as set forth on the signature pages hereto (the “Abstract Media Members”) and (iv) Andrew Baker as the representative of the Abstract Media Members (the “Members’ Representative”). Each of Abstract Media and the Abstract Media Members may be referred to collectively herein as the “Abstract Media Parties” and separately as an “Abstract Media Party.” Each of the Company, each Abstract Media Party and the Members’ Representative may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Company agrees to acquire from the Abstract Media Members all of the membership interests of Abstract Media held by the Abstract Media Members in exchange for the issuance by the Company to Abstract Media Members of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and the payment of certain cash consideration; and

WHEREAS, Abstract Media will become a subsidiary of the Company;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings

(a)	“A&R Operating Agreement” has the meaning set forth in Section 2.02(d).

(b)	“Abstract Financial Statements” has the meaning set forth in Section 3.13.

(c)	“Abstract Media Default” has the meaning set forth in Section 7.01(b)(ii).

(d)	“Abstract Media Disclosure Schedules” has the meaning set forth in the introductory paragraph of Article III.

(e)	“Abstract Media Indemnified Party” has the meaning set forth in Section 8.02.

(f)	“Abstract Media Members” has the meaning set forth in the introductory paragraph hereto.

(g)	“Abstract Media Organizational Documents” has the meaning set forth in Section 3.01.

(h)	“Abstract Media Party” and “Abstract Media Parties” have the meanings set forth in the introductory paragraph hereto.

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(i)	“Abstract Media” has the meaning set forth in the introductory paragraph hereto.

(j)	“Accredited Investor” has the meaning set forth in Section 3.09(b).

(k)	“Acquisition Inquiry” means an inquiry, indication of interest, proposal or request for nonpublic information that could reasonably be expected to lead to an Acquisition Transaction.

(l)

“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act), other than the Exchange, concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving Abstract Media pursuant to which such Person or “group” would own 5% or more of the consolidated assets, revenues or net income of Abstract Media, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Abstract Media representing 5% or more of the consolidated assets, revenues or net income of Abstract Media, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any Equity Securities of Abstract Media, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of any Equity Securities of Abstract Media, including without limitation any shares of Common Stock, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

(m)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(n)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(o)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(p)	“Arbitrator” has the meaning set forth in Section 9.02(a).

(q)	“Assignment of Membership Interests” has the meaning set forth in Section 2.04(a).

(r)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada are authorized or required by law or executive order to close.

(s)	“Cap” has the meaning set forth in Section 8.07(a).

(t)	“Cash Consideration” has the meaning set forth in Section 2.01(b)(ii).

(u)	“Closing Date” has the meaning set forth in Section 2.03.

(v)	“Closing” has the meaning set forth in Section 2.03.

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(w)	“Code” means the Internal Revenue Code of 1986, as amended.

(x)	“Common Stock” has the meaning set forth in the recitals hereto.

(y)	“Company Default” has the meaning set forth in Section 7.01(c)(ii).

(z)	“Company Indemnified Party” has the meaning set forth in Section 8.01.

(aa)	“Company Organizational Documents” means the articles of incorporation and bylaws of the Company as in effect on the Effective Date.

(bb)	“Company” has the meaning set forth in the introductory paragraph hereto.

(cc)

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and all other agreements, commitments and legally binding arrangements, whether written or oral.

(dd)

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(ee)	“Debt Repayment Agreement” has the meaning set forth in Section 2.02(a). (ff) “Direct Claim” has the meaning set forth in Section 8.03(c).

(gg)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(hh)

 “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(ii)

“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “Equity Security” within the meaning of the Exchange Act.

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(jj)	“ERCs” has the meaning set forth in Section 2.07.

(kk)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ll)	“Exchange Shares” has the meaning set forth in Section 2.01(b)(i). (mm) “Exchange” has the meaning set forth in Section 2.01(f). (nn) “First Party” has the meaning set forth in Section 7.02(c).

(oo)

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(pp)

“Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(qq)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(rr)	“Indemnified Party” has the meaning set forth Section 8.03. (ss) “Indemnifying Party” has the meaning set forth Section 8.03.

(tt)	“Independent Contractor Agreement” has the meaning set forth in Section 2.02(c).

(uu)	“Knowledge of Abstract Media” means the actual knowledge, after and assuming due inquiry, of the Manager or any officer of Abstract Media.

(vv)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(ww)	“Liabilities” has the meaning set forth in Section 3.12.

(xx)

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(yy)	“Losses” and “Loss” has the meaning set forth in Section 8.01.

(zz)	“Manager” means the Brian Bogus, the sole Manager of Abstract Media.

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(aaa)

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Abstract Media, or (b) the ability of Abstract Media to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which Abstract Media operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on Abstract Media compared to other participants in the industries in which Abstract Media conducts its business.

(bbb)

“Material Contract” means (i) a Contract involving aggregate consideration in excess of $1,000 and which, in each case, cannot be cancelled by any party thereto without penalty or without more than ninety (90) calendar days’ notice, except Contracts entered into in the Ordinary Course of Business; (ii) all Contracts that require a party thereto to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions; (iii) all Contracts that provide for the indemnification by a party thereto of any Person or the assumption of any Tax, environmental or other Liability of any Person; (iv) all Contracts that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; (vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or without more than thirty (30) calendar days’ notice; (vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees); (viii) all Contracts with any Governmental Authority; (ix) all Contracts that limit or purport to limit the ability of a party thereto to compete in any line of business or with any Person or in any geographic area or during any period of time; (x) any Contracts that provide for any joint venture, partnership or similar arrangement; and (xi) all collective bargaining agreements or Contracts with any union.

(ccc)	“Members’ Representative” has the meaning set forth in the introductory paragraph hereto

(ddd)	“Membership Interests” has the meaning set forth in Section 2.01(a).

(eee)	“Operating Agreement” means the Company Agreement of Abstract Media, dated as of October 11, 2011, as the same may have been amended to the Effective Date.

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(fff)

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(ggg)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(hhh)

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(iii)	“Regulation S” has the meaning set forth in Section 3.09(f).

(jjj)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(kkk)	“Rule 144” has the meaning set forth in Section 3.09(f). (lll) “Second Party” has the meaning set forth in Section 7.02(c)

(mmm)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(nnn)	“Selected Courts” has the meaning set forth in Section 9.01.

(ooo)

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ppp)

 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(qqq)

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

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(rrr)	“Termination Date” means December 30, 2021.

(sss)	“Third-Party Claim” has the meaning set forth in Section 8.03(a). (ttt) “Trading Day” has the meaning set forth in Section 2.01(d)(iii).

(uuu)	“Trading Market” has the meaning set forth in Section 2.01(d)(i)(1).

(vvv)	“Transaction Documents” means this Agreement, the Assignments of Membership Interests, the Debt Repayment Agreement, the Employment Agreement, the Independent Contractor Agreement, and all of the other agreements and documents entered into between the Parties or executed by the Parties contemporaneously with this Agreement or in connection with the transactions contemplated herein or therein.

(www)	“Transactions” means the transactions as contemplated by this Agreement and the other Transaction Documents.

(xxx)	“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(yyy)	“VWAP” has the meaning set forth in Section 2.01(d)(i).

Section 1.02 Interpretive Provisions.

Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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ARTICLE II. EXCHANGE

Section 2.01 The Exchange.

(a)

On the terms and subject to the conditions set forth in this Agreement, the Abstract Media Members, who hold membership interests of Abstract Media denominated “Percentage Interests” and the related “Ownership Interest”, and jointly defined as the “Membership Interest”, as set forth on Exhibit A attached hereto (the “Membership Interests”), constituting 100% of the membership interests of Abstract Media, shall sell, assign, transfer and deliver to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the Membership Interests held by them, constituting 100% of the issued and outstanding membership interests of Abstract Media.

(b)	100% of the Percentage Interest, Ownership Interest and associated Membership Interests shall, collectively, be exchanged for:

(i)

a number of unregistered shares of Common Stock equal to (i) (A) $605,000, minus (B) the Debt Repayment Amount (as defined and as finally determined at the closing pursuant to Section 2.02(a)); divided by (i) the VWAP (as defined below) as of the Closing Date (as defined below), with any resulting fractional share of Common Stock resulting to be rounded up or down to the nearest whole share (the “Exchange Shares”); plus

(ii)	The sum of $15,000 (the “Cash Consideration”); plus

(iii)	The sum of $15,000, which will be paid solely to John Swain as additional consideration for the Percentage Interest, Ownership Interest and associated Membership Interests being sold by John Swain.

(c)	The Exchange Shares and the Cash Consideration shall be apportioned pro rata to the Abstract Media Members based on their respective “Membership Percentage” as set forth on Exhibit A, and any resulting fractional shares of Common Stock as to each Abstract Media Member to be rounded up or down to the nearest whole share.

(d)	VWAP:

(i)	For purposes herein, the term “VWAP” shall mean for any date, the price determined by the first of the following clauses that applies:

(1)

If the Common Stock is then listed for trading on the OTC Markets or a United States or Canadian national securities exchange (as applicable, the “Trading Market”), then the volume-weighted average (rounded to the nearest $0.0001) closing price of the Common Stock on such Trading Market during the 20 Trading Day (as defined below) period immediately prior to the applicable measurement date, as reported by such Trading Market or other reputable source;

(2)

if the Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; and

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(3)	if the VWAP cannot be calculated for such security on such date on bases as set forth in Section 2.01(d)(i)(1) or Section 2.01(d)(i)(2), the VWAP of such security on such date shall be the fair market value of such security as mutually determined in good faith by the Board of Directors of the Company and the Members’ Representative after taking into consideration factors they may each deem appropriate.

(ii)	All such determinations of the VWAP as set forth in Section 2.01(d)(i)(1) or Section 2.01(d)(i)(2) shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(iii)	For purposes herein, “Trading Day” means any day on which the Common Stock (or any replacement security pursuant to Section 2.01(e)) is traded on the Trading Market or is otherwise reported on “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) or a similar organization or agency succeeding to its functions of reporting prices.

(e)

If, at any time prior to the Closing, there shall be any merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets or more than 50% of the total outstanding shares of the Company other than in connection with a plan of complete liquidation of the Company, then the Abstract Media Members shall thereafter have the right to receive, if otherwise applicable hereunder, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock, such replacement stock, securities or assets, with equitable adjustments being made thereto with respect to the VWAP, as determined by the Company and the Members’ Representative, and in the event that the shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity any references herein to the Common Stock, whether standing alone or as a part of another defined term, shall be deemed a reference to such replacement stock or securities.

(f)	The exchange as set forth in this Section 2.01, subject to the other terms and conditions herein, is referred to collectively herein as the “Exchange”.

(g)

At the Closing the Abstract Media Members shall, on transfer of their respective Membership Interests to the Company, be recorded in the stock ledger of the Company as the owners of the applicable portion of the Exchange Shares.

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Section 2.02 Additional Actions at the Closing.

(a)

At the Closing, the Company shall repay the debt which is owed by the Company to John Swain pursuant to that certain Promissory Note dated as of August 15, 2017, which debt the Parties agree is approximately $80,000 but which shall be finally calculated on the Closing Date (the “Debt Repayment Amount”), pursuant to a debt forgiveness and repayment agreement, substantially in the form as attached hereto as Exhibit C (the “Debt Repayment Agreement”). The Debt Repayment Agreement shall provide that the Debt Repayment Amount shall be repaid via the issuance to John Swain of a number of shares of Common Stock equal to (1) the Debt Repayment Amount, divided by (2) the VWAP as of the Closing Date, with any resulting fractional share of Common Stock resulting to be rounded up or down to the nearest whole share.

(b)	At the Closing, the Company shall enter into an employment agreement with Andrew Baker, at his current pay rate, substantially in the form as attached hereto as Exhibit D (the “Employment Agreement”).

(c)

At the Closing, the Company shall enter into an independent contractor agreement with Brian Bogus, pursuant to which Brian Bogus shall serve as a manager of Abstract Media, and shall devote 25% of his time to such duties, substantially in the form as attached hereto as Exhibit E (the “Independent Contractor Agreement”).

(d)

At the Closing, the Company as the sole member of Abstract Media, shall enter into an Amended and Restated Limited Liability Company Operating Agreement for Abstract Media, substantially in the form as attached hereto as Exhibit F (the “A&R Operating Agreement”). The A&R Operating Agreement shall name two persons as nominated by the Company to be “Managers” of Abstract Media, such that the Managers of Abstract Media at such time shall be such two persons and Brian Bogus.

(e)

At the Closing, the Company shall deliver a letter to the issuers of the credit cards utilized by Abstract Media which are personally guarantees by certain of the Abstract Media Members, offering to place a corporate guaranty of the Company in place of such personal guarantees. The Parties acknowledge and agree that there is no assurance that such personal guarantees will be released by the applicable credit card issuers, but the Parties shall use their commercially reasonable efforts to cause such personal guarantees to be released. In the event that the personal guarantees are not removed on or before the 180th day following the Closing Date, the Company shall cause the balances on the credit cards which are subject to the personal guarantees to be repaid.

Section 2.03 Closing. The closing of the Transactions shall occur on second Business Day following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 5.01, Section 5.02 and Section 5.03, or at such other date, time or place as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”), via the exchange of electronic documents and other items as required herein.

Section 2.04 Abstract Media Deliverables at the Closing. At the Closing, Abstract Media or the Abstract Media Members, as applicable, shall deliver to the Company:

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(a)

Assignments of Membership Interests or such other instruments of transfer duly executed in blank and with all required stock transfer stamps affixed, in the form as attached hereto as Exhibit B (collectively, the “Assignments of Membership Interests”) and otherwise in form and substance satisfactory to the Company as required for the ownership of the Membership Interests and the associated membership interests in Abstract Media to be transferred to the Company, free and clear of all Liens, with all necessary transfer Tax and other revenue stamps, acquired at each Abstract Media Member’s expense, affixed;

(b)	A copy of the Debt Repayment Agreement, duly executed by John Swain and Brian Bogus on behalf of Abstract Media;

(c)	A copy of the Employment Agreement, duly executed by Andrew Baker;

(d)	A copy of the Independent Contractor Agreement, duly executed by Brian Bogus;

(e)	A certificate of the Secretary of Abstract Media and the Members’ Representative on behalf of the Abstract Media Members, dated as of the Closing Date; and:

(i)

attaching and certifying (i) copies of the resolutions of the Manager and the Abstract Media Members authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the Transactions; and (ii) the Abstract Media Organizational Documents;

(ii)

certifying that the conditions set forth in Section 5.02(b), Section 5.02(c), Section 5.02(d), Section 5.02(e) and Section 5.02(g) have been satisfied and that the statements therein are true and correct; and

(iii)	attaching a certificate of status issued by the Texas Secretary of State for Abstract Media, dated as of a date within 5 days of the Closing Date.

Section 2.05 Company Deliverables at the Closing. At the Closing, the Company shall:

(a)

Record the applicable Abstract Media Members as the holder of the applicable Exchange Shares in accordance with Section 2.01, which Exchange Shares shall be issued in book- entry format and shall not be certificated;

(b)	Deliver to the Members’ Representative for further distribution to John Swain, a copy of the Debt Repayment Agreement, duly executed by an authorized officer of the Company;

(c)	Deliver to the Members’ Representative for further distribution to Andrew Baker, a copy of the Employment Agreement, duly executed by an authorized officer of the Company;

(d)	Deliver to the Members’ Representative for further distribution to Brian Bogus, a copy of the Independent Contractor Agreement, duly executed by an authorized officer of the Company;

(e)	Deliver to the Members’ Representative a certificate of the Secretary of the Company, dated as of the Closing Date,

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(i)

and attaching and certifying copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the Transactions,

(ii)	certifying that the conditions set forth in Section 5.03(a), Section 5.03(b), Section 5.03(c) and Section 5.03(d) have been satisfied and that the statements therein are true and correct; and

(iii)	attaching a certificate of status issued by the Secretary of State of the State of Nevada for the Company, dated as of a date within 5 days of the Closing Date.

Section 2.06 Additional Documents. At the Closing, the Company, Abstract Media, the Members’ Representative and the Abstract Media Members shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.07 Employment Retention Credits. The Parties acknowledge and agree that Abstract Media has filed with the applicable Authorities for the payment of certain Employee Retention Credits up to a maximum amount of $80,192.74(the “ERCs”). In the event that payment for the ERCs is received by Abstract Media following the closing and prior to December 31, 2022, such ERCs shall be paid to the Abstract Media Members pro rata based on their respective “Membership Percentage” as set forth on Exhibit A.

Section 2.08 Company Agreement. The Manager and the Abstract Media Members acknowledge and agree that the execution of this Agreement shall be deemed the agreement and approval of the Manager and the Abstract Media Members to (i) the transfer by the Abstract Media Members of their Membership Interest (and the associated Percentage Interest and Ownership Interest) to the Company at the Closing; and (ii) the admission of the Company as a Member (as defined in the Operating Agreement) of Abstract Media at the Closing, for all purposes of the Operating Agreement, including, without limitation Section 2.3, and Article 7 thereof. The Abstract Media Members and the Manager hereby irrevocably waive the limitation as set forth in Section 7.2 of the Operating Agreement that Membership Interests may only be transferred to “Professional Individuals” or “Professional entities”.

Section 2.09 Conveyance Taxes. The Abstract Media Members will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred by the Abstract Media Members as a result of the Transactions.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE ABSTRACT MEDIA PARTIES

As an inducement to, and to obtain the reliance of the Company, and except as set forth in the schedules of exceptions to the representations of the Abstract Media Parties annexed hereto (“Abstract Media Disclosure Schedules”) the Abstract Media Parties, jointly and severally (other than with respect to the representations and warranties as set forth in Section 3.08 and Section 3.09, which are given by each Abstract Media Member individually, severally and not jointly and severally, and solely with respect to the Membership Interests held by such Abstract Media Member and with to the Exchange Shares to be received by such Abstract Media Member, as applicable) represent and warrant to the Company, as of the Effective Date and as of the Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

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Section 3.01 Corporate Existence and Power. Abstract Media is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Texas, and has the limited liability company power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Abstract Media has delivered to the Company complete and correct copies of the Articles of Organization, the Operating Agreement and any other organizational documents and the minute books of Abstract Media as in effect on the Effective Date (the “Abstract Media Organizational Documents”). Abstract Media has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Other than as set forth in Section

3.01 of the Abstract Media Disclosure Schedules, Abstract Media has no subsidiaries and owns no Equity Securities of any other Person.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Abstract Media Organizational Documents. Abstract Media has taken all actions required by Law, the Abstract Media Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 3.03 Valid Obligation. This Agreement and the other Transaction Documents executed by Abstract Media and the Abstract Media Members in connection herewith constitute the valid and binding obligations of Abstract Media and the Abstract Media Members, as applicable, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any other Transaction Documents by any Abstract Media Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 3.05 Authorized Equity Interests and Capital.

(a)

100% of the membership interests in Abstract Media are represented by Percentage Interests and not by “Units” or any other form, and there are 100 Percentage Interests issued and outstanding and all of which are held, collectively, by the Abstract Media Members and which constitute 100% of the membership interests of Abstract Media.

(b)

Abstract Media has no outstanding options, rights or commitments to issue Membership Interests or any other equity security of Abstract Media, and there are no outstanding securities convertible or exercisable into or exchangeable for Membership Interests or any other Equity Security of Abstract Media.

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(c)

Other than the Operating Agreement, there is no voting trust, agreement or arrangement among any of the beneficial holders of Membership Interests affecting the nomination or election of managers or the exercise of the voting rights of Membership Interests.

(d)

The offer, issuance and sale of such Membership Interests were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such Membership Interests are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 3.06 Approval of Agreement. Brian Bogus is the sole manager of Abstract Media and such manager and the Abstract Media Members have unanimously authorized the execution and delivery of this Agreement by Abstract Media and have approved this Agreement and the Transactions.

Section 3.07 Validity of Interests. The Membership Interests to be delivered at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 3.08 Title to and Issuance of the Membership Interests. Each of the Abstract Media Members is, and on the Closing Date will be, the record and beneficial owner and holder of the Membership Interests to be delivered at the Closing, as set forth on Exhibit A attached hereto, free and clear of all Liens, and Exhibit A is true and correct in all respects. None of the Membership Interests are subject to pre-emptive or similar rights, either pursuant to any Abstract Media Organizational Document, requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any Membership Interests or other interests in the Company from the Abstract Media Members.

Section 3.09 Investment Representations. For purposes of this Section 3.09, any reference to the “Exchange Shares” shall be deemed solely to be a reference to the portion of the Exchange Shares being delivered to such applicable Abstract Media Member.

(a)

Investment Purpose. As of the Effective Date, such Abstract Media Member understands and agrees that the consummation of this Agreement including the delivery of the Exchange Shares to such Abstract Media Member in exchange for the Membership Interests held by such Abstract Media Member as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Exchange Shares being acquired by such Abstract Media Member are being acquired by such Abstract Media Member for such Abstract Media Member’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Such Abstract Media Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act (an “Accredited Investor”).

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(c)

Reliance on Exemptions. Such Abstract Media Member understands that the Exchange Shares are being offered and sold to such Abstract Media Member in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and such Abstract Media Member’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Abstract Media Member set forth herein in order to determine the availability of such exemptions and the eligibility of such Abstract Media Member to acquire the Exchange Shares.

(d)

Information. Such Abstract Media Member and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Shares which have been requested by such Abstract Media Member or his advisors. Such Abstract Media Member and his advisors, if any, have been afforded the opportunity to ask questions of the Company. Such Abstract Media Member understands that his investment in the Exchange Shares involves a significant degree of risk. Such Abstract Media Member is not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

(e)

Governmental Review. Such Abstract Media Member understands that no United States federal or state agency or any other Governmental Authority has passed upon or made any recommendation or endorsement of the Exchange Shares.

(f)

Transfer or Resale. Such Abstract Media Member understands that (i) the sale or re-sale of the Exchange Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless (a) the Exchange Shares are sold pursuant to an effective registration statement under the Securities Act, (b) such Abstract Media Member shall have delivered to the Company, at the cost of such Abstract Media Member, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Exchange Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of such Abstract Media Member who agree to sell or otherwise transfer the Exchange Shares only in accordance with this Section 3.09 and who is an Accredited Investor, (d) the Exchange Shares are sold pursuant to Rule 144, or (e) the Exchange Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and such Abstract Media Member shall have delivered to the Company, at the cost of such Abstract Media Member, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

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(g)

Legends. Such Abstract Media Member understands that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares, if any.

(h)

Removal. Any legend(s) referenced in Section 3.09(g) shall be removed and the Company shall issue a certificate without such legend to the holder of any Exchange Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Exchange Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. Such Abstract Media Member agrees to sell all Exchange Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 3.10 Absence of Certain Changes or Events. Since the Effective Date:

(a)	There has not been any Material Adverse Effect;

(b)

Abstract Media has not (i) amended the Abstract Media Organizational Documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)

Abstract Media has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement

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Section 3.11 No Conflict. The execution of this Agreement and the consummation of the Transactions will not, directly or indirectly, with or without notice or lapse of time or both:

(a)

result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Abstract Media is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Law, statute, rule, regulation or executive order to which Abstract Media is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to Abstract Media;

(b)

to the Knowledge of Abstract Media, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which Abstract Media, or any assets owned or used by Abstract Media, could be subject;

(c)

contravene, conflict with, violate, result in the loss of any benefit to which either Abstract Media is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by Abstract Media or that otherwise relates to the business of, or any assets owned or used by, Abstract Media, except to the extent that the forgoing would not cause a Material Adverse Effect;

(d)	cause Abstract Media to become subject to, or to become liable for payment of, any Tax, except to the extent that the forgoing would not cause a Material Adverse Effect;

(e)	to the Knowledge of Abstract Media, cause any assets owned or used by Abstract Media to be reassessed or revalued by any Governmental Authority;

(f)

 breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which Abstract Media is a party, except to the extent that the forgoing would not cause a Material Adverse Effect on either Abstract Media; or

(g)	result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by Abstract Media.

Section 3.12 Liabilities. Section 3.12 of the Abstract Media Disclosure Schedules sets forth, as of the Effective Date, separately, (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by Abstract Media, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by Abstract Media, the repayment obligations for which are secured by any of Abstract Media’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of Abstract Media. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable.

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Section 3.13 Financial Statements. Section 3.13 of the Abstract Media Disclosure Schedules include complete copies of Abstract Media’s financial statements consisting of the audited balance sheet and profit and loss statement of Abstract Media as at December 31 in each of the years 2020 and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended as well as unaudited statements reviewed by Abstract Media’s auditor through September 30, 2021 (the “Abstract Financial Statements”). Abstract Media Financial Statements are based on the books and records of Abstract Media, and fairly present the financial condition of Abstract Media as of the respective dates they were prepared and the results of the operations of Abstract Media for the periods indicated, in all material respects.

Section 3.14 Absence of Certain Changes, Events and Conditions. Since the date of Abstract Media Financial Statements, and other than in the Ordinary Course of Business, there has not been, with respect to Abstract Media, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the Abstract Media Organizational Documents;

(c)	split, combination or reclassification of any of the Equity Securities of Abstract Media;

(d)

issuance, sale or other disposition of any of the Equity Securities of Abstract Media, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Equity Securities of Abstract Media;

(e)

declaration or payment of any dividends or distributions on or in respect of any of the Equity Securities of Abstract Media or redemption, purchase or acquisition of the Equity Securities of Abstract Media;

(f)	material change in any method of accounting or accounting practice of Abstract Media, except as disclosed in the notes to Abstract Media Financial Statements;

(g)

material change in Abstract Media’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	entry into any Contract that would constitute a Material Contract;

(i)	incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(j)

transfer, assignment, sale or other disposition of any material amount of assets shown or reflected in Abstract Media Financial Statements or cancellation of any material debts or material entitlements;

(k)	material damage, material destruction or loss (whether or not covered by insurance) to property of Abstract Media, except for ordinary wear and tear;

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(l)	any capital investment by Abstract Media in, or any loan to, any other Person;

(m)	acceleration, termination, modification to or cancellation of any Material Contract to which Abstract Media is a party or by which it is bound;

(n)	any capital expenditures by Abstract Media in excess of $5,000;

(o)

(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of Abstract Media’s employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees of Abstract Media, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any manager, employee, officer, director, independent contractor or consultant of the Company;

(p)

adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former manager, employee, officer, director, independent contractor or consultant of Abstract Media, or (ii) collective bargaining or other agreement with a union, in each case whether written or oral, involving Abstract Media;

(q)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of Abstract Media’s members, managers, directors, officers and employees;

(r)	entry into a material new line of business or abandonment or discontinuance of existing material lines of business by Abstract Media;

(s)

adoption by Abstract Media of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against either Abstract Media under any similar Law;

(t)

purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $1,000, individually (in the case of a lease, per annum) or $5,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business, in each case by or with respect to Abstract Media;

(u)

acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by Abstract Media; or

(v)

action by Abstract Media to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Abstract Media following the Closing.

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Section 3.15 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the Knowledge of Abstract Media, threatened, by or against Abstract Media or affecting Abstract Media or its properties, at law or in equity, before any court or other Governmental Authority or instrumentality, domestic or foreign, or before any arbitrator of any kind. Abstract Media does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or Governmental Authority or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 3.16 Compliance. Abstract Media to its knowledge is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by Abstract Media under), nor has Abstract Media received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local Laws relating to taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.17 Compliance with Laws; Permits.

(a)

Abstract Media has complied in all material respects, and is now complying in all material respects, with all Laws applicable to Abstract Media or its business, properties or assets, including being current in all of Abstract Media’s reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and Abstract Media is not in violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (i) its Organizational Documents or (ii) any mortgage, indenture, lease, license or any other agreement or instrument.

(b)

Abstract Media is not, and has not been, and the present managers, officers, directors and affiliates of Abstract Media are not and have not been, nor does any manager, officer or director of Abstract Media have any reason to believe that Abstract Media or any of its managers, officers, directors or Affiliates will be (i) the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws related to Abstract Media or (ii) the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency related to Abstract Media.

Section 3.18 Taxes.

(a)

All Tax Returns required to be filed on or before the Closing Date by Abstract Media have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Abstract Media (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(b)

Abstract Media has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No claim has been made by any Taxing Authority in any jurisdiction where Abstract Media does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Abstract Media.

(e)

The amount of Abstract Media’s Liability for unpaid Taxes for all periods ending on or before December 31, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on Abstract Media Financial Statements. The amount of Abstract Media’s Liability for unpaid Taxes for all periods following the end of the recent period covered by Abstract Media Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Abstract Media (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)	All deficiencies asserted, or assessments made, against Abstract Media as a result of any examinations by any Taxing Authority have been fully paid.

(g)	Abstract Media is not a party to any Action by any Taxing Authority. To the Knowledge of Abstract Media, there are no pending or threatened Actions by any Taxing Authority.

(h)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Abstract Media.

(i)	Abstract Media is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(j)	Abstract Media is not a party to, or bound by, any closing agreement or offer in compromise with any Taxing Authority.

(k)	No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to Abstract Media.

(l)

Abstract Media has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Abstract Media does not have any Liability for Taxes of any Person (other than Abstract Media) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)

Abstract Media has not agreed to make, nor is Abstract Media required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Abstract Media has not taken any action that could defer a Liability for Taxes of Abstract Media from any period prior to the Closing to any period following the Closing.

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(n)

Abstract Media is not, nor has Abstract Media been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)	Abstract Media has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)	Abstract Media is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)

Abstract Media has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Abstract Media has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 3.19 Books and Records. The minute books and other record books of Abstract Media, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The existing minute books of Abstract Media contain accurate and complete records of all meetings, and actions taken by written consent of, the managers and members of Abstract Media, and any committees of Abstract Media Board in all material respects. At the Closing, all of those books and records will be in the possession of Abstract Media and will be delivered to the Company.

Section 3.20 Contracts.

(a)

Section 3.20(a) of the Abstract Media Disclosure Schedules contains a list of all Contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Abstract Media is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business. In the case of oral agreements, Section 3.20(a) of the Abstract Media Disclosure Schedules contains a description thereof.

(b)

All Contracts, agreements, franchises, license agreements, and other commitments to which Abstract Media is a party or by which its properties are bound and which are material to the operations of Abstract Media taken as a whole are valid and enforceable by Abstract Media in all respects, except as limited by bankruptcy and insolvency Laws and by other Laws affecting the rights of creditors generally.

(c)

Abstract Media owns, licenses or has rights to use any and all intellectual property and technology used in Abstract Media’s business, and to its knowledge Abstract Media’s use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party; and

(d)

Except as included or described in Section 3.20(d) of the Abstract Media Disclosure Schedules, Abstract Media is not a party to any oral or written (i) Contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, Contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of Abstract Media, which, in each case cannot be terminated by Abstract Media on notice of no more than thirty (30) days at a cost of no more than $10,000.

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Section 3.21 Bank Accounts; Power of Attorney. Section 3.21 of the Abstract Media Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Abstract Media within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of Abstract Media; (ii) all safe deposit boxes and other similar custodial arrangements maintained by Abstract Media within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from Abstract Media or who are otherwise authorized to act on behalf of Abstract Media with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

Section 3.22 Disclosure. Abstract Media maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between Abstract Media and an unconsolidated or other off balance sheet entity that is not disclosed by Abstract Media in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect.

Section 3.23 Environmental Laws. To Knowledge of Abstract Media, Abstract Media (i) is in compliance with any and all applicable foreign, federal, state and local Laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants; (ii) has received all permits, licenses or other approvals required of it under such Laws and regulations to conduct its respective businesses and

(iii) is in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.24 Title. Abstract Media has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of Abstract Media, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Abstract Media and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Abstract Media is held under valid, subsisting and enforceable leases with which Abstract Media is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Abstract Media or any subsidiary.

Section 3.25 Insurance. Abstract Media is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Abstract Media believes to be prudent and customary in the businesses in which Abstract Media is engaged. Abstract Media has not been refused any insurance coverage sought or applied for, and Abstract Media has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Abstract Media, taken as a whole.

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Section 3.26 Transactions with Affiliates. None of the managers, members, officers or directors of Abstract Media and, to the Knowledge of Abstract Media, none of the employees of Abstract Media, is presently a party to any transaction with Abstract Media (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Abstract Media, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of Abstract Media’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Abstract Media and (iii) other employee benefits, including stock option agreements under any stock option plan of Abstract Media.

Section 3.27 Foreign Corrupt Practices. Neither Abstract Media, nor, to the Knowledge of Abstract Media, any agent or other Person acting on behalf of Abstract Media, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Abstract Media (or made by any Person acting on its behalf of which Abstract Media is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.28 Money Laundering. Abstract Media is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti- money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.29 Illegal or Unauthorized Payments; Political Contributions. Neither Abstract Media nor, to the Knowledge of Abstract Media, any of the managers, members, officers, directors, employees, agents or other representatives of Abstract Media or any other business entity or enterprise with which Abstract Media is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Abstract Media.

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Section 3.30 Investment Company. Abstract Media is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.31 No Disqualification Events. None of Abstract Media, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Abstract Media, any beneficial owner of 20% or more of Abstract Media’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Abstract Media in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Abstract Media has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.32 Brokers or Finders. None of Abstract Media nor any Abstract Media Member has engaged any finders or brokers that have been involved in bringing the Parties together or that were instrumental in the negotiation, execution, or consummation of this Agreement.

Section 3.33 Disclosure. None of the representations or warranties made by Abstract Media or any Abstract Media Member in this Article III contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not materially misleading in light of the circumstances in which they were made.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Abstract Media and the Abstract Media Members, the Company represents and warrants to Abstract Media and the Abstract Media Members, as of the Effective Date and as of the Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all actions required by Law, the Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 4.03 Valid Obligation. This Agreement and the other Transaction Documents executed by the Company in connection herewith constitute the valid and binding obligations of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

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Section 4.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any other Transaction Document by the Company requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 4.05 Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the Transactions.

Section 4.06 Validity of Shares. The Exchange Shares to be delivered at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens imposed by the Company.

Section 4.07 Brokers or Finders. The Company has not engaged any finders or brokers that have been involved in bringing the Parties together or that were instrumental in the negotiation, execution, or consummation of this Agreement.

Section 4.08 Disclosure. None of the representations or warranties made by the Company in this Article IV contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not materially misleading in light of the circumstances in which they were made.

ARTICLE V. CONDITIONS TO CLOSING

Section 5.01 Conditions to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date of all the following conditions:

(a)	No provisions of any applicable Law, and no Governmental Order shall prohibit or impose any condition or prohibition on the consummation of the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Transactions.

Section 5.02 Conditions to the Obligations of the Company for the Closing. The obligations of the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of the following conditions:

(a)	the Company shall have completed its due diligence investigation of Abstract Media to the Company’s satisfaction in the Company’s sole discretion;

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(b)

 The representations and warranties made by Abstract Media and the Abstract Media Members in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, and other than the representations and warranties in Section 3.05, Section 3.06, Section 3.07, Section 3.08 and Section 3.09. which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(c)	No Material Adverse Effect shall have occurred from the Effective Date to the Closing;

(d)

Each of the Abstract Media Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such Abstract Media Parties prior to or at the Closing;

(e)	The Manager and the Abstract Media Members shall have approved this Agreement and the Transactions and shall not have withdrawn such approval;

(f)	The Company’s Board of Directors shall have approved this Agreement and the Transactions and shall not have withdrawn such approval; and

(g)

All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or for the continued operation of Abstract Media after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.03 Condition to the Obligations of the Abstract Media Parties For the Closing. The obligations of the Abstract Media Parties to consummate the Closing are subject to the satisfaction (or waiver by Abstract Media and the Members’ Representative on behalf of the Abstract Media Members), at or before the Closing Date, of the following conditions:

(a)

The representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)	The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing;

(c)	The Company’s Board of Directors shall have approved this Agreement and the Transactions and shall not have withdrawn such approval; and

(d)

All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained.

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ARTICLE VI. ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Access to Properties and Records. From the Effective Date until the completion of the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Company and Abstract Media will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Company or Abstract Media, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or Abstract Media, as the case may be, as the other shall from time to time reasonably request.

Section 6.02 Delivery of Books and Records. At the Closing, Abstract Media shall deliver to the Company a copy of the minute books, books of account, contracts, records, and all other books or documents of Abstract Media now in the possession of Abstract Media or its representatives.

Section 6.03 Third Party Consents and Certificates. The Company and the Abstract Media Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

Section 6.04 Affirmative and Negative Covenants of Abstract Media.

(a)

Abstract Media hereby covenants and agrees that, before the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, from the Effective Date until the earlier of the Closing Date or the termination of this Agreement, Abstract Media shall:

(i)	operate its business in all material respects in the usual and ordinary course, consistent with past practice;

(ii)

use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its officers and employees, and maintain its relationships with its material customers and suppliers;

(iii)

 maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

(iv)	use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

(v)

provide the Company and its Representatives and agents reasonable access to the books and financial records of Abstract Media at any time during normal business hours prior to the Closing Date, at the Company’s sole cost and expense, to perform any inspections or evaluations;

(vi)	furnish to the Company true, correct and complete copies of all records, documentation and other information in its possession as the Company may reasonably request concerning Abstract Media;

(vii)

cooperate with the Company with respect to all filings, permits or consents that the Company is required by requirements of Law or other existing contractual obligation to make or obtain in connection with the Transactions; and

(viii)	provide notice to the Company as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of Abstract Media.

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(b)

Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the Effective Date until the earlier of the Closing Date or the termination of this Agreement, Abstract Media shall not:

(i)	declare or pay any dividend on, or make any other distribution in respect of, any of the Membership Interests;

(ii)

(A) redeem, purchase, or otherwise acquire any Membership Interests or any securities or obligations convertible into or exchangeable for any Membership Interests, or any options, warrants, or conversion or other rights to acquire any Membership Interests or any such securities or obligations (except in connection with the exercise of outstanding options in accordance with their terms); (B) effect any reorganization or recapitalization; or (C) split, combine, or reclassify any of its Membership Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, Membership Interests;

(iii)

(A) issue, deliver, award, grant, or sell, or authorize or propose the issuance, delivery, award, grant, or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges, or other encumbrances) of, any Membership Interests, any securities convertible into or exercisable or exchangeable for any such Membership Interests, or any rights, warrants, or options to acquire any such Membership Interests; (B) amend or otherwise modify the terms of any such rights, warrants, or options the effect of which will be to make the terms more favorable to the holders thereof; or

(C)	take any action to accelerate the exercisability of options;

(iv)

adopt or propose to adopt any amendments to any Abstract Media Organizational Document that would alter the terms of its equity interests or would have an adverse impact on the consummation of the Transactions; or take any action which could be reasonably expected to prevent or materially delay the consummation of the Transactions;

(v)

make or announce any increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, manager, agent or independent contractor of Abstract Media, or engage in any material reduction in force or promote any employee to or at or above the level of officer or senior management;

(vi)	enter into any contract or agreement of any sort that is material to the operations of Abstract Media;

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(vii)	create, incur, or assume any indebtedness or trade debt outside of the ordinary course of business;

(viii)	change any method of accounting or accounting practice or accounting policy used by Abstract Media, other than such changes required by generally accepted accounting principles or requirements of Law;

(ix)

make, revoke or change any tax election, file any amended tax returns, settle or compromise any tax liability or surrender any refund, waive any statute of limitations with respect to assessment of any tax or incur any tax liability outside of the ordinary course of business in each case other than as required by any requirements of Law;

(x)	acquire any business or Person, by merger, consolidation or otherwise, in a single transaction or a series of related transactions; or

(xi)	agree to take any of the foregoing actions, except as expressly contemplated by this Agreement and the other agreements expressly contemplated hereby.

Section 6.05 No-Shop.

(a)

From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, Abstract Media shall not, and Abstract Media shall cause the Abstract Media Members, the Manager and Representatives of Abstract Media to, directly or indirectly:

(i)	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Inquiry;

(ii)	furnish any non-public information regarding Abstract Media to any Person who has made an Acquisition Inquiry;

(iii)	engage in discussions or negotiations with any Person who has made any Acquisition Inquiry;

(iv)	approve, endorse or recommend any Acquisition Inquiry or Acquisition Transaction;

(v)	withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or

(vi)	enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Inquiry or Acquisition Transaction.

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(b)

From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, none of Abstract Media, the Manager nor the Abstract Media Members shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction relating to Abstract Media, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Inquiry or Acquisition Transaction related to Abstract Media, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Abstract Media to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or contract or other instrument in respect of or relating to an Acquisition Inquiry or Acquisition Transaction.

(c)

Abstract Media shall promptly, within 36 hours, advise the Company orally and in writing of any Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. The Company shall keep the Company reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Inquiry or related Acquisition Transaction (including whether such Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)

Abstract Media shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Inquiry or Acquisition Transaction proposed on or prior to the Effective Date. Abstract Media acknowledges and agree that any actions taken by or at the direction of a Representative of Abstract Media that, if taken by Abstract Media would constitute a breach or violation of this Section 6.05 will be deemed to constitute a breach and violation of this Section 6.05 by Abstract Media.

Section 6.06 Notification. From the Effective Date to the Closing Date or the earlier termination of this Agreement, each of Abstract Media and the Company will promptly notify the other of (i) any material change in its current or future business, assets, liabilities, financial condition, or results of operations of the applicable Party; (ii) any complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities respecting its respective business or the Transactions; (iii) the institution or the threat of material litigation against such Party; or (iv) any event or condition that might reasonably be expected to cause any of such Party’s representations, warranties, covenants, or agreements set forth herein not to be true and correct at the Closing Date.

ARTICLE VII. DEFAULT AND TERMINATION

Section 7.01 Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	By the mutual written consent of the Company, Abstract Media and the Members’ Representative;

(b)	By the Company:

(i)

if the conditions to the Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.01(b) if a material portion of the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company;

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(ii)

there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any Abstract Media Party contained in this Agreement (a “Abstract Media Default”), which Abstract Media Default would cause any of the conditions set forth in Section 5.02 not to be satisfied, and such Abstract Media Default has not been waived by the Company or cured by the Abstract Media Parties, applicable, within five (5) Business Days after receipt by Abstract Media of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date; or

(iii)	at any time, if the Company’s due diligence review of Abstract Media and the Abstract Media Shares is not satisfactory to the Company in its sole discretion;

(c)	By Abstract Media and the Members’ Representative acting together:

(I)

if the conditions to Closing as set forth in Section 5.01 and Section 5.03 have not been satisfied or waived by Abstract Media and the Members’ Representative, which waiver Abstract Media and the Members’ Representative may give or withhold in their sole discretion, by the Termination Date, provided, however, that Abstract Media and the Members’ Representative may not terminate this Agreement pursuant to this Section 7.01(c) if a material portion of the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of the Abstract Media Parties; or

(ii)

there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement (a “Company Default”), which Company Default would cause any of the conditions set forth in Section 5.03 not to be satisfied, and such Company Default has not been waived by Abstract Media and the Members’ Representative or cured by the Company, applicable, within five (5) Business Days after receipt by the Company of written notice thereof from Abstract Media or is not reasonably capable of being cured prior to the Termination Date; or

(d)

By any Party, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable.

Section 7.02 Termination Costs.

(a)

If this Agreement is validly terminated by the Company pursuant to Section 7.01(b)(ii), and only in that event, then, promptly but in any event within three Business Days following such termination by the Company, the Company shall pay to the Company an amount in cash equal to the Company’s reasonable out of pocket costs incurred with respect to the Transactions which were incurred following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by the Company, subject to a maximum payment due hereunder of $40,000.

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(b)

If this Agreement is validly terminated by Abstract Media and the Members’ Representative pursuant to Section 7.01(c)(ii), and only in that event, then, promptly but in any event within three Business Days following such termination by Abstract Media and the Members’ Representative, the Company shall pay to Abstract Media, of behalf of Abstract Media, the Abstract Media Members and the Members’ Representative, an amount in cash equal to the reasonable out of pocket costs incurred by Abstract Media, the Abstract Media Members and the Members’ Representative with respect to the Transactions which were incurred following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by Abstract Media, subject to a maximum payment due hereunder of $40,000.

(c)

Each Party acknowledges that the agreements contained in this Section 7.02 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. Accordingly if any Party fails to pay any amounts due pursuant to this Section 7.02 (the “First Party”), and, in order to obtain such payment, the other party (the “Second Party”) commences any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) that results in a judgment against the First Party for the amounts set forth in this Section 7.02, the First Party shall pay to the Second Party the Second Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such proceeding, together with interest on the amounts due pursuant to this Section 7.02 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d)

If an Abstract Media Default occurs and the Company elects to terminate this Agreement pursuant to Section 7.01(b)(ii), the Company’s sole and exclusive remedy against Abstract Media, the Abstract Media Members and the Members’ Representative for any Losses suffered or incurred as a result of or under this Agreement or the Transactions, including the failure of the Closing to occur, will be to obtain payment of the termination costs stated in Section 7.02(a). Notwithstanding the forgoing sentence, the Parties agree that the Company may elect to not terminate this Agreement pursuant to Section 7.01(b)(ii) and instead elect to enforce specific performance of this Agreement pursuant to Section 9.20 to the extent available. Notwithstanding the foregoing, the limitations on remedy stated in the first sentence of this Section 7.02(d) will apply only if the Company elects to terminate this Agreement pursuant to Section 7.01(b)(ii) and Abstract Media actually pays the termination costs stated in Section 7.02(a).

(e)

If a the Company Default occurs and Abstract Media and the Stockholders’ Representative elect to terminate this Agreement pursuant to Section 7.01(c)(ii), Abstract Media’s, the Stockholders’ Representative’s and the Abstract Media Members’ sole and exclusive remedy against the Company for any Losses suffered or incurred as a result of or under this Agreement or the Transactions, including the failure of the Closing to occur, will be to obtain payment of the termination costs stated in Section 7.02(b). Notwithstanding the forgoing sentence, the Parties agree that Abstract Media and the Stockholders’ Representative may elect to not terminate this Agreement pursuant to Section 7.01(c)(ii) and instead elect to enforce specific performance of this Agreement pursuant to Section 9.20 to the extent available. Notwithstanding the foregoing, the limitations on remedy stated in the first sentence of this Section 7.02(e) will apply only if Abstract Media and the Stockholders’ Representative elect to terminate this Agreement pursuant to Section 7.01(c)(ii) and the Company actually pays the termination costs stated in Section 7.01(b).

(f)

If the Closing does not occur for any reason other than for an Abstract Media Default or the Company Default, the Parties acknowledge and agree that no Party shall owe to any other Party any payments for any expenses or Losses hereunder.

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Section 7.03 Survival After Termination. If this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Article VII and Article IX shall survive the termination of this Agreement and (iii) nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

ARTICLE VIII. INDEMNIFICATION

Section 8.01 Indemnification of Company. Provided that the Closing occurs, the Abstract Media Members, jointly and severally, hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees and the Members’ Representative (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses” and each individually a “Loss”) incurred or sustained by any Company Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Abstract Media Parties contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto. Notwithstanding the forgoing, with respect to any indemnification obligations of the Abstract Media Members arising from any Losses as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of any Abstract Media Member as set forth in Section 3.08 and Section 3.09, such indemnification obligations shall be solely the obligations of the Abstract Media Member giving such representations, warranties, covenants and agreements from which such claim arose, severally and not jointly and severally.

Section 8.02 Indemnification of the Abstract Media Parties. Provided that the Closing occurs, the Company hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Members’ Representative, the Abstract Media Members, Abstract Media and each of its officers, managers, employees, stockholders, attorneys and agents and permitted assignees (each a “Abstract Media Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Abstract Media Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

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Section 8.03 Procedure. The following shall apply with respect to all claims by any Abstract Media Indemnified Party or Company Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to an Abstract Media Indemnified Party or a Company Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to the Company or the Abstract Media Members, as applicable):

(a)

Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)

Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)

Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.04 Payments. Any payment for any indemnification required by this Article VIII shall be made within three (3) Business Days of determination thereof. Any payments for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

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Section 8.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.06 Time Limit. The obligations of the Abstract Media Members and the Company under Section 8.01 and Section 8.02 shall expire twelve (12) months from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.07 Certain Limitations. The indemnification provided for in Section 8.01 and Section 8.02 shall be subject to the following limitations:

(a)

The Abstract Media Members shall not be liable to the Company Indemnified Parties for indemnification under Section 8.01 until the aggregate amount of all Losses in respect of indemnification under Section 8.01 (applied to all of the Abstract Media Members collectively) exceeds $10,000 (the “Basket”), in which event the Abstract Media Members shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to $525,000 (the “Cap”).

(b)

The Company shall not be liable to the Abstract Media Indemnified Parties for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap, which shall in such case be applied to all of the Abstract Media Members as a group.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

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ARTICLE IX. MISCELLANEOUS

Section 9.01 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder. Subject to the provisions of Section 9.02, venue for all matters arising hereunder and for enforcement of the arbitrators’ judgment pursuant to Section 9.02 shall be exclusively in the State of Florida and United States Courts located in Brevard County, Florida (the “Selected Courts”) and each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the Selected Courts. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 9.02 Arbitration.

(a)

The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)

If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Members’ Representative and the Company shall select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator who shall resolve the dispute.

(c)

The laws of the State of Nevada shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any other Transaction Document shall be governed by the laws of the State of Nevada applicable to a contract negotiated, signed, and wholly to be performed in the State of Nevada, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Palm Bay, Florida in accordance with and under the then- current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)

On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.02(c).

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(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)

The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)

Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non- exclusive jurisdiction of the courts (Federal and state) in Brevard County, Florida to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.03 Waiver of Jury Trial.

(a)

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03(a).

(b)

Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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Section 9.04 Limitation on Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS FOR SPECIAL, GENERAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST OPPORTUNITY, EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Section 9.05 Notices.

(a)

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

Sollensys Corp.

Attn: Donald Beavers

2475 Palm Bay Rd. NE, Suite 120 Palm Bay, FL 32905

Email: Don@Sollensys.com

With a copy, which shall not constitute notice, to: Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600 West Palm Beach, FL 33401

Email: JCacomanolis@anthonypllc.com

If to Abstract Media, any Member or the Members’ Representative, to: Abstract Media, LLC

Attn: Andrew Baker

33136 Magnolia Circle, Suite F Magnolia, TX 77354

Email: Andrew@abstract.tech

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)

Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.06 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

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Section 9.07 Confidentiality. Each Party agrees that, unless and until the Transactions have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, manager, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 9.08 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties.

Section 9.09 Third Party Beneficiaries. This contract is strictly between the Company, Abstract Media, the Abstract Media Members and the Members’ Representative, and except as specifically provided herein, no other Person and no manager, director, officer, stockholder (other than the Abstract Media Members), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 9.10 Expenses. Subject to Article VII, Article VIII and Section 9.06, whether or not the Exchange is consummated, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other Transactions.

Section 9.11 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter herein and therein.

Section 9.12 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of two years except as otherwise provided in this Agreement.

Section 9.13 Amendment; Waiver; Remedies; Agent.

(a)

This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Company, Abstract Media and the Members’ Representative.

(b)

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

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(c)

Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)

Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 9.14 Abstract Media Members’ Representative.

(a)

Each Abstract Media Member constitutes and appoints the Members’ Representative as its representative and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(I)

to act on such Abstract Media Members’ behalf in the absolute discretion of Members’ Representative with respect to all matters relating to the Transaction Documents, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement or the provision of any consent or agreement hereunder and to executed such documents and deliver such documents and items as required to consummate all of the Transactions; and

(ii)

in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 9.14.

(b)

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Abstract Media Member or by operation of law, whether by the death or incapacity of any Abstract Media Member or by the occurrence of any other event. Each Abstract Media Member hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Members’ Representative pursuant to this Section 9.14. Each Abstract Media Member agrees that Members’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Members’ Representative in good faith, even if taken or omitted negligently, and each Abstract Media Member shall indemnify and hold harmless Members’ Representative from, and shall pay to Members’ Representative the amount of, or reimburse Members’ Representative for, any Loss that Members’ Representative may suffer, sustain, or become subject to as a result of any claim made or threatened against Members’ Representative in his capacity as such.

(c)

The Company shall be entitled to rely upon any document or other paper delivered by Members’ Representative as being authorized by Abstract Media Members, and the Company shall not be liable to any Abstract Media Member for any action taken or omitted to be taken by the Company based on such reliance.

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Section 9.15 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.16 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.17 No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of each of the other Parties and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 9.18 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Abstract Media Party and the Company shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 9.19 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 9.20 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.21 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Sollensys Corp.

By:	/s/ Donald Beavers
Name:	Donald Beavers
Title:	President

Abstract Media, LLC

By:	/s/ Brian Bogus
Name:	Brian Bogus
Its:	Manager

Members’ Representative

By:	/s/ Andrew Baker
Name:	Andrew Baker

[Members’ signatures on following pages]

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Member Name: Andrew Baker

By:	/s/ Andrew Baker
Name:	Andrew Baker

Member Name: Brian Bogus

By:	/s/ Brian Bogus
Name:	Brian Bogus

Member Name: John Swain

By:	/s/ John Swain
Name:	John Swain

Member Name: Steven Swain

By:	/s/ Steven Swain
Name:	Steven Swain

Member Name: Ron Dykes

By:	/s/ Ron Dykes
Name:	Ron Dykes

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